                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )



Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6[e][2])
[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                     BROWN & SHARPE MANUFACTURING COMPANY
  ----------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)   Title of each class of securities to which transaction applies:
      2)   Aggregate number of securities to which transaction applies:
      3)   Per unit price or other underlying value of transaction
           computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      4)   Proposed maximum aggregate value of transaction:
      5)   Total fee paid:
[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:
      2)   Form, Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:

                                 [LETTERHEAD]


March 30, 1996



To the Stockholders:

          You are cordially invited to attend the Annual Meeting of Stockholders of Brown & Sharpe Manufacturing Company to be held on Thursday, May 2, 1996, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, RI.

          The accompanying formal Notice of Annual Meeting of Stockholders and Proxy Statement contain the principal items of business to be considered and acted upon at the meeting, including information about the Directors of the Company continuing in office and the three nominees for election as Directors for three-year terms. In addition to the matters to be formally acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

          We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. WHETHER OR NOT YOU PLAN TO PERSONALLY ATTEND THE MEETING, we urge you to mark, sign, date and promptly return the enclosed proxy card in the return envelope.

                                        Sincerely yours,


                                          /s/Henry D. Sharpe, Jr.


                                        Henry D. Sharpe, Jr.
                                        Chairman of the Board

                     BROWN & SHARPE MANUFACTURING COMPANY
                      Precision Park, 200 Frenchtown Road
                   North Kingstown, Rhode Island 02852-1700
                           Telephone (401) 886-2000

                             ____________________

                           NOTICE OF ANNUAL MEETING
                             ____________________

          Notice is hereby given to the stockholders of Brown & Sharpe Manufacturing Company that the Annual Meeting of stockholders will be held on Thursday, May 2, 1996, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, for the following purposes:

      1. To fix the number of Directors at ten and to elect a class of three Directors, whose names are set forth in the accompanying proxy statement, to succeed the class whose term expires with this Annual Meeting of Stockholders, to serve until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and qualified.

      2 To ratify the appointment by the Board of Directors of the firm of Ernst & Young L.L.P. as the Company's independent accountants for the year 1996.

      3 To transact such other business that may properly come before the meeting, and any adjournments thereof.

          The Board of Directors has fixed the close of business on Friday, March 22, 1996, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting, and any adjournments thereof. A copy of the Company's Annual Report containing financial data and a summary of operations for 1995 is being mailed to the stockholders with this Proxy Statement.

          In the event you cannot attend the Annual Meeting in person, please complete and promptly return the Proxy accompanying this Notice in the enclosed post-paid envelope so that your shares of stock may be represented at the Meeting. PLEASE BE SURE TO SIGN AND DATE THE PROXY.


                                     By Order of the Board of Directors,

                                     /s/James W. Hayes, III

                                     James W. Hayes, III
                                     Secretary

North Kingstown, Rhode Island
March 30, 1996

                     BROWN & SHARPE MANUFACTURING COMPANY
                      Precision Park, 200 Frenchtown Road
                   North Kingstown, Rhode Island 02852-1700
                           Telephone (401) 886-2000


                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 2, 1996


          This Proxy Statement and the accompanying Proxy is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brown & Sharpe Manufacturing Company (the "Company") for use at the Company's Annual Meeting of stockholders (the "Annual Meeting") to be held at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, on Thursday, May 2, 1996, at 10:00 a.m., and at any adjournments thereof.

          Stockholders of record at the close of business on Friday, March 22, 1996, are entitled to receive notice of and to vote at the Annual Meeting. On that date, the Company had 8,738,425 shares of common stock outstanding comprised of 8,216,181 shares of Class A Common Stock, $1.00 par value (the "Class A Stock") and 522,244 shares of Class B Common Stock, $1.00 par value (the "Class B Stock"). Except as may otherwise be provided by law, each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote, and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes. The holders of Class A Stock are entitled to elect one Director at the Annual Meeting, and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining Directors to be elected at the Annual Meeting. Except for the foregoing and as may otherwise be provided by law, all other actions submitted to a vote of the stockholders at the meeting will be voted on by the holders of Class A Stock and Class B Stock voting together as a single class.

          Proxies properly executed and returned will be voted at the Annual Meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominees for Directors set forth herein and FOR the proposal to ratify the selection of independent accountants described in this Proxy Statement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting and all matters incidental to the conduct of the Annual Meeting.

          Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder personally attending the Annual Meeting may also revoke his or her proxy and vote his or her shares of stock.

          The approximate date this Proxy Statement is being mailed to stockholders is March 30, 1996.

                                    ITEM 1
                             ELECTION OF DIRECTORS


          The Board of Directors proposes to fix the number of Directors at ten; to designate a class of three Directors to serve until the 1999 Annual Meeting and until their successors have been duly elected and qualified (the "1999 Class"); and to elect Messrs. John M. Nelson, Vincenzo Cannatelli, and Russell
A. Boss, all of whom are currently members of the Board and who have consented to stand for election to the 1999 Class. The Board has nominated Mr. Cannatelli for election by the holders of Class A Stock and Messrs. Nelson and Boss for election by the holders of Class A Stock and Class B Stock, voting together as a single class.

          Information is furnished below with respect to the nominees for election to the 1999 Class as well as the Directors continuing in office. Henry
D. Sharpe, III is the son of Henry D. Sharpe, Jr., the Chairman of the Board. Mr. Vincenzo Cannatelli, a nominee for election to office, and Messrs. Alberto de Benedictis and Enrico Albareto are all senior executive officers of Finmeccanica S.p.A. and its Elsag Bailey Division ("Finmeccanica"), an Italian company and a major shareholder in the Company and controlling stockholder of the Company, or Finmeccanica's affiliate, Elsag Bailey Process Automation N.V., a Dutch company. See the discussion beginning on Page 5 relating to Security Ownership of Certain Beneficial Owners and Management and on Page 16 relating to Certain Relationships and Related Transactions.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. NELSON, CANNATELLI, AND BOSS.

                                     YEAR FIRST             PRINCIPAL OCCUPATION DURING LAST FIVE
                                     ELECTED A              YEARS AND DIRECTORSHIPS IN PUBLIC
NAME (AGE)                           DIRECTOR               REPORTING AND OTHER COMPANIES
----------                           --------               -----------------------------

Nominees for Election to Office
-------------------------------

For Terms Expiring 1999

   John M. Nelson (64)               1975         Chairman of the Board, Wyman-Gordon Company, Worcester,
                                                  MA, manufacturer of forgings and castings, since May 1994
                                                  and Chairman and Chief Executive Officer from May 1991 to
                                                  May 1994; Chairman of the Board, The TJX Companies, Inc., an
                                                  off price specialty apparel retailer, since June 1995; until
                                                  October 1990, Chairman of the Board and Chief Executive
                                                  Officer, Norton Company, Worcester, MA, manufacturer of
                                                  abrasive and ceramic products; Director, Cambridge Biotech
                                                  Company, a biotechnology firm; Director, Commerce Holdings
                                                  Inc., a holding company for a property and casualty
                                                  insurance company; and, Director, Stocker & Yale
                                                  Manufacturing Company, a specialty products company.

   Vincenzo Cannatelli (43)          1994         Managing Director and Chief Executive Officer, Elsag Bailey
                                                  Process Automation N.V., a Dutch company, manufacturer of
                                                  automated process control systems and devices, since
                                                  November 1993; Managing Director, Hartmann & Braun A. G., a
                                                  German corporation, a manufacturer of industrial process
                                                  controls and field instrumentation equipment, since January
                                                  1996; prior to 1993 Group Executive Vice President Elsag
                                                  Bailey Inc., an affiliate of Finmeccanica S.p.A.

   Russell A. Boss (57)              1990         President and Chief Executive Officer and a Director, A. T.
                                                  Cross Company, Lincoln, RI, manufacturer of fine writing
                                                  instruments.

                                            YEAR FIRST
                                            ELECTED A           PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND
 NAME (AGE)                                 DIRECTOR          DIRECTORSHIPS IN PUBLIC REPORTING AND OTHER COMPANIES
 ----------                                 --------          -----------------------------------------------------
Directors Continuing in Office
------------------------------
Terms Expiring 1998

   Henry D. Sharpe, Jr. (72)                1949         Director and Chairman of the Board of Directors of the Company.

   Howard K. Fuguet (58)                    1990         Partner of the law firm of Ropes & Gray, Boston, MA.

   Enrico Albareto (66)                     1994         Chief Executive Officer, Elsag Bailey Division of Finmeccanica
                                                         S.p.A., Genoa, Italy, manufacturer of automated process control systems and devices.

   Henry D. Sharpe, III (41)                1992         Co-founder and Technical Director, Design Lab, Inc.,
                                                         Providence, RI, a multi-disciplinary product design firm
                                                         specializing in research and design of new products, re-design of existing products, and engineering management services.

Terms Expiring 1997

   Frank T. Curtin (61)                     1995         President and Chief Executive Officer and a Director of the
                                                         Company since May 2, 1995; from 1992 to May 1995, Vice
                                                         President, National Center for Manufacturing Sciences, a
                                                         research and development organization, Ann Arbor, MI; from 1989 to May 1995, President, Curtin & Associates, a software
                                                         development company, Santa Barbara, CA and Ann Arbor, MI.

   Alberto de Benedictis (43)               1994         Senior Vice President, Corporate Development, Finmeccanica
                                                         S.p.A., Rome, Italy, since February 1995, manufacturer of
                                                         products for the aerospace, energy, transportation automation and defense industries; Director, Union Switch & Signal, Inc., a manufacturer of railway signaling systems; Director, Elsag
                                                         Bailey Process Automation N.V.; Director, Concentra Corp., a
                                                         developer of CAD software.

   Paul R. Tregurtha (60)                   1984         Chairman of the Board and Chief Executive Officer, Mormac
                                                         Marine Group, Inc., Stamford, CT, a marine transportation
                                                         company; Director, Fleet Financial Group, Inc., a bank holding company; Director, FPL Group, Inc., a utility company; Trustee,
                                                         Teachers Insurance and Annuity Assoc.; Chairman, Moran
                                                         Transportation Company, and Vice Chairman, Interlake Steamship
                                                         Company, Greenwich, CT, both marine transportation companies.

                              GENERAL INFORMATION
                      RELATING TO THE BOARD OF DIRECTORS

          The Board of Directors, which held five regular meetings and two special meetings in 1995, maintains a standing Executive Committee, composed of Messrs. Sharpe, Jr., Curtin, Boss, Cannatelli, and Tregurtha, which has substantially all of the powers and authority of the Board of Directors when the full Board is not in session. The Executive Committee did not meet in 1995. The Board of Directors also maintains standing committees on audit ("Audit Committee"), corporate development ("Corporate Development Committee") and compensation ("Salary Committee"), each of which is composed exclusively of non-employee Directors. The Board does not have a standing Nominating Committee. During 1995, each of the Directors, except for Mr. Albareto, participated in 75% or more of the aggregate number of meetings of the Board and of the committees on which he is a member.

          The Audit Committee, whose members are Messrs. Fuguet, Sharpe III, Nelson, and de Benedictis recommends to the Board of Directors, for approval by the stockholders, the appointment of a firm of independent certified public accountants to audit the Company's financial statements. The Audit Committee also meets with the independent accountants and the Company's Chief Financial Officer to review the scope and results of the audit, the scope of audit and non-audit services, the range of audit and non-audit fees, any proposed changes in accounting policies, practices, or procedures, including those relating to the Company's internal accounting controls, and the Company's financial statements to be included in the Company's Annual Report to Stockholders and other related matters. The Audit Committee met four time in 1995.

          The Corporate Development Committee, whose members are Messrs. Curtin, Fuguet and Tregurtha, considers matters concerning the relationship between the Company and its stockholders, including offers to purchase outstanding Company stock, acquisition proposals, and other matters which could affect the existence of the Company as an independent company or otherwise affect the control of the Company. The Corporate Development Committee did not hold any meetings in 1995.

          The Salary Committee, whose members are Messrs. Boss, Tregurtha, Nelson and de Benedictis performs a periodic review of the appropriate salaries and compensation plans for the Executive Officers and other key management personnel of the Company and administers the Amended Profit Incentive Plan, the 1989 Equity Incentive Plan, and the Key Employees' Long-Term Deferred Cash Incentive Plan. The Salary Committee met fourteen times in 1995, including meetings to conduct a search for a successor to Mr. Fred M. Stuber, who resigned as President and Chief Executive Officer of the Corporation on May 2, 1995. See "Compensation Committee Report".

          As compensation for services rendered during 1995, the Company paid each non-employee Director an annual retainer of $10,000 (except the Chairman of the Board, who was paid $15,000), a fee of $800 for each Board meeting attended, a fee of $400 for each teleconference meeting which lasted more than one-half hour in duration, and a fee of $500 for each Committee meeting attended ($200 if held on the same day as a Board meeting). Directors who are members of the Audit Committee also receive an additional $1,000 in their annual retainer fee.

          Mr. Tregurtha has elected to defer 50% of his Director's fees under a deferred stock equivalent unit contract with the Company dated September 3, 1987 pursuant to which all fees earned after that date were to be converted into deferred stock equivalent units based on the market value of the Company's stock on each fee payment date. Under such contract dividend equivalents in amounts and timing equal to any cash dividends paid on the Company's outstanding stock are similarly converted into additional stock equivalent units. The Company paid no cash dividends on its stock in 1995. Mr. Tregurtha's contract matures on October 1, 2005 or the earlier date of death or other termination of Mr. Tregurtha as a Director. The contract was amended in 1992 to provide that fee amounts deferred after May 1, 1991 (including any dividend equivalent amounts) shall be payable on maturity only in cash, with amounts deferred prior to such date payable in cash or shares.

          The law firm of Ropes & Gray, Boston, Massachusetts, of which Mr. Fuguet is a partner, has provided legal services to the Company since 1957.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

I.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          Set forth below as of December 31, 1995 are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company's voting securities.

                                                                                                            PERCENT OF
NAME AND ADDRESS                TITLE OF CLASS                AMOUNT AND NATURE          PERCENT             COMBINED
OF BENEFICIAL OWNER             OF COMMON STOCK           OF BENEFICIAL OWNERSHIP        OF CLASS          VOTING POWER
-------------------             ---------------           -----------------------        --------          ------------
                                                          Direct        Indirect
                                                          ------        --------
Finmeccanica S.p.A./(1)/            Class A             3,450,000          --             41.9%                25.6%
Viale Marescialo                    Class B                --              --              --
Pilsudski 92
Rome 00197 Italy

Fiduciary Trust Company             Class A               476,766          --              5.8%                15.3%
   International/(2)/               Class B               158,920          --             30.4%
Two World Trade Center
New York, NY  10048-0774

Henry D. Sharpe, Jr./(3)/           Class A               619,610        7,200             7.6%                24.8%
c/o Brown & Sharpe                  Class B               268,919        2,400            51.9%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Frank T. Curtin/(4)/                Class A               511,040          --              6.2%                16.1%
c/o Brown & Sharpe                  Class B               166,063          --             31.7%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Charles A. Junkunc/(4) /            Class A               469,964          --              5.7%                20.1%
c/o Brown & Sharpe                  Class B               223,127          --             42.7%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

The Killen Group, Inc./(5)/         Class A               422,610        3,832             5.1%                 3.1%
1189 Lancaster Avenue               Class B                  --            --               --
Berwyn, PA  19312

                                                                                                        PERCENT OF
NAME AND ADDRESS                  TITLE OF CLASS             AMOUNT AND NATURE          PERCENT          COMBINED
OF BENEFICIAL OWNER               OF COMMON STOCK         OF BENEFICIAL OWNERSHIP       OF CLASS       VOTING POWER
-------------------               ---------------         -----------------------       --------       ------------
                                                          Direct        Indirect
                                                          ------        --------
Donald Smith & Co., Inc./(6)/       Class A              419,600           --             5.1%            3.1%
15 Essex Road                       Class B                 --             --              --
Paramus, NJ  07652

Fleet Investment Services/(7)/      Class A              166,510           --             2.0%            5.1%
100 Westminster Street              Class B               52,744           --            10.0%
Providence, RI  02903

_____________________________

/(1)/ Finmeccanica S.p.A., an Italian corporation, owns beneficially and of record and has the power to vote or direct the vote and to dispose or direct the disposition of 3,450,000 shares of Class A Stock, amounting to 41.9% of such class and representing 25.6% of the combined voting power of Class A and Class B Stock. The Class A stock was acquired in connection with the acquisition by the Company of the DEA S.p.A. metrology business on September 28, 1994. Approximately 63% of Finmeccanica S.p.A.'s stock is owned by Istituto per la Ricostruzione Industriale S.p.A., a joint stock company ("IRI"), all of whose stock is held by the Ministry of the Treasury of the Republic of Italy; and therefore, Finmeccanica and IRI are deemed to share the voting and investment power with respect to the shares held by Finmeccanica. (See discussion Certain Relationships and Related Transactions)

/(2)/ Fiduciary Trust Company International, a bank, by virtue of various investment management contracts and trust agreements with members of the Sharpe family, shares voting and dispositive power with respect to the aforementioned shares of Class A and Class B Stock. See Footnote (3) below.

/(3)/ Various members of the Sharpe family, including Henry D. Sharpe, Jr. and Henry D. Sharpe, III, beneficially owned an aggregate of 795,006 shares of Class A Stock and 327,383 shares of Class B Stock of the Company, amounting to 9.6% and 62.6%, respectively, of each class of stock and representing 30.2% of the combined voting power of the Class A Stock and Class B Stock. The table, however, excludes (a) 168,076 shares of Class A Stock and 56,024 shares of Class B Stock held by Henry D. Sharpe, Jr.'s wife and children and by trusts, of which they are beneficiaries and of which beneficial ownership is disclaimed; and (b) 120 shares of Class A Stock and 40 shares of Class B Stock held by the Sharpe Family Foundation, a charitable foundation, of which beneficial ownership is disclaimed. The table includes (i) 7,200 shares of Class A Stock and 2,400 shares of Class B Stock as to which Henry D. Sharpe, Jr. has neither voting nor dispositive power but as to which he is a beneficiary under a trust established under the will of Henry D. Sharpe, Sr.; (ii) 311,040 shares of Class A Stock and 166,063 shares of Class B Stock as to which Mr. Sharpe, by virtue of being one of the three Trustees under the Company's Employee Stock Ownership and Profit Participation Plan (the "ESOP"), has shared voting power (subject to direction from plan participants) and limited residual investment power as a Trustee under the terms of the Trust Agreement for the ESOP and of which beneficial ownership is disclaimed; and (iii) 308,570 shares of Class A Stock and 102,856 shares of Class B Stock as to which Henry D. Sharpe, Jr. has shared voting and dispositive power with Fiduciary Trust Company International with respect to the shares of Class A Stock and Class B Stock described in sub-clause (a) above, and sole voting and dispositive power with respect to the shares of Class A Stock and Class B Stock described in clause (b) above.

/(4)/ Includes (i) 311,040 shares of Class A Stock and 166,063 shares of Class B Stock, which, by virtue of Messrs. Curtin and Junkunc's roles as Trustees of the ESOP, are deemed to be beneficially owned but as to all of which ESOP shares (except, with respect to Mr. Junkunc, his vested shares of Class A Stock and Class B Stock in such plan) they disclaim beneficial ownership; (ii) shares of Class A Stock issuable upon exercise of incentive stock options held by such Executive Officers. (See Footnote
       (3) on Page 8 and Aggregated Options Table on Page 14.); and (iii) with respect to Mr. Junkunc, includes 36,167 shares of Class A Stock and 28,333 shares of Class B Stock held by the Company's United Kingdom Pension Plan as to which Mr. Junkunc has shared voting and investment power with respect to which Mr. Junkunc disclaims beneficial ownership.

/(5)/ The Killen Group, Inc., a registered investment advisor, owns beneficially 426,442 shares of Class A stock, of which it has sole voting power over 173,713 shares and sole dispositive power with respect to 422,610 shares. Robert E. Killen, President and sole stockholder of the Killen Group, directly owns 3,832 shares of Class A stock, as to which he has sole voting and dispositive power.

/(6)/ Donald Smith & Co. is an investment advisory firm which has sole voting power over 294,300 shares of Class A Stock and has sole dispositive power over 419,600 shares of Class A Stock.

(Footnote cont'd from previous page)
/(7)/ Fleet Investment Services, an affiliate of Fleet Financial Group, Inc., acts as Trustee of the Brown & Sharpe Savings and Retirement Plan and the Brown & Sharpe Savings and Retirement Plan for Management Employees, substantially similar tax qualified 401K savings plans covering U.S. employees (together the "SARP"), and in that capacity shares voting power with respect to the shares of Class A Stock and Class B Stock, subject to direction from participants in such SARP Plan as to all of which Fleet disclaims beneficial ownership.

II.    SECURITY OWNERSHIP OF MANAGEMENT

          The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company's Class A Stock and Class B Stock as of March 15, 1996 by the Directors and Nominees and certain named Executive Officers included in the Summary Compensation Table and all Directors and Executive Officers as a group.

                                                                                                 PERCENT OF
NAME AND ADDRESS              TITLE OF CLASS             AMOUNT AND NATURE        PERCENT         COMBINED
OF BENEFICIAL OWNER           OF COMMON STOCK        OF BENEFICIAL OWNERSHIP     OF CLASS       VOTING POWER
-------------------           ---------------        -----------------------     --------       ------------
                                                     Direct        Indirect
                                                     ------        --------
Enrico Albareto/(1)/             Class A           3,450,000       --             41.9%             25.6%
                                 Class B                --         --               --

Vincenzo Cannatelli/(1)/         Class A           3,450,000       --             41.9%             25.6%
                                 Class B                --         --               --

Alberto de Benedictis/(1)/       Class A           3,450,000       --             41.9%             25.6%
                                 Class B                --         --               --                --

Henry D. Sharpe, Jr./(2)/        Class A             619,610      7,200            7.6%             24.8%
                                 Class B             268,919      2,400           51.9%

Frank T. Curtin/(2)/             Class A             511,040       --              6.2%             16.1%
                                 Class B             166,063       --             31.7%

Henry D. Sharpe, III             Class A              55,145       --               *                1.7%
                                 Class B              18,381       --              3.5%

John M. Nelson                   Class A               1,453       --               *                 *
                                 Class B                 151       --               *

Howard K. Fuguet                 Class A               1,000       --               *                 *
                                 Class B                --         --               --

Russell A. Boss                  Class A               1,000       --               *                 *
                                 Class B                --         --               --

Paul R. Tregurtha                Class A                 705       --               *                 *
                                 Class B                  13       --               *

Charles A. Junkunc/(2)/          Class A             469,964       --              5.7%             20.1%
                                 Class B             223,127       --             42.7%

Richard F. Paolino               Class A             103,561       --               *                 *
                                 Class B               2,429       --               *

                                                                                               PERCENT OF
NAME AND ADDRESS             TITLE OF CLASS              AMOUNT AND NATURE        PERCENT       COMBINED
OF BENEFICIAL OWNER          OF COMMON STOCK          OF BENEFICIAL OWNERSHIP    OF CLASS     VOTING POWER
-------------------          ---------------          -----------------------    --------     ------------
                                                      Direct        Indirect
                                                      ------        ----------
Antonio Aparicio                 Class A               70,000         --             *             *
                                 Class B                 --           --            --

C. John Cooke                    Class A               36,000         --             *             *
                                 Class B                 --           --            --

All Directors, Nominees and      Class A            4,882,633        7,200         59.5%          62.8%
Executive Officers as a
Group (17 persons)/(3)/          Class B              353,480        2,400         68.1%


*Less than one percent (1%).
_____________________________

/(1)/ Messrs. Albareto, Cannatelli and de Benedictis, by virtue of their ositions as senior executives and employees of Finmeccanica S.p.A. or its affiliates and Finmeccanica's authority to vote or direct the vote and to dispose or direct the disposition of the Finmeccanica Class A Stock, may each be deemed to beneficially own the shares of Class A Stock owned of record by Finmeccanica and as to all of which stock they disclaim ownership. See Footnote (1) to I. Security Ownership of Certain Beneficial Owners, and discussion under Certain Relationships and Related Transactions.

/(2)/ See Footnotes (3) and (4) to I. Security Ownership of Certain Beneficial
      Owners.

/(3)/ With respect to Executive Officers who are not Directors, includes 77,200 shares of Class A Stock as to which certain of the Executive Officers have sole voting and investment power; 36,167 shares of Class A Stock and 28,333 shares of Class B Stock held in the Company's pension plan covering its United Kingdom employees as to which an Executive Officer has shared voting and investment power; and 4,679 vested shares of Class A Stock and 2,827 vested shares of Class B Stock as to which the Executive Officers have shared voting power in the SARP and ESOP. Includes 527,332 shares of Class A Stock subject to either presently or future exercisable stock options granted to the named Executive Officers and other Executive Officers pursuant to the Company's Amended 1973 Stock Option Plan (under which no further awards can be made) and 1989 Equity Incentive Plan. (See Options and SAR Table on Page 9under the heading "Executive Compensation".)


                         COMPENSATION COMMITTEE REPORT

          The Salary Committee of the Board of Directors (the "Committee") presents its report on executive compensation for the year 1995. The Committee is composed of four outside Directors of the Company, Messrs. Boss, de Benedictis, Nelson, and Tregurtha, who have no interlocking relationships within the meaning of regulations of the Securities and Exchange Commission applicable to compensation committees, and is responsible for reviewing and establishing the compensation of the Company's Executive Officers. The Committee reports these actions to the Board of Directors. The Committee also administers the Company's cash bonus and stock-based award plans: the Amended Profit Incentive Plan, the 1989 Equity Incentive Plan, and, commencing with performance in the year 1995, the Company's Key Employees' Long-Term Deferred Cash Incentive Plan.

General Compensation Policy
---------------------------

          Following the combination with DEA S.p.A. in late 1994, the Committee obtained independent consulting assistance in early 1995 with respect to executive management compensation. The Committee, together with the Board, hired a new President and Chief Executive Officer in May, 1995 and later approved the hiring of two additional executive officers to head the DEA operations and the North Kingstown Measuring Systems operations, respectively, and a related reorganization of the Company's executive management.

          Significant grants of stock options were made by the Salary Committee to the new Chief Executive Officer and to other executive officers in 1995 (in some cases supplementing 1994 grants) under the Equity Incentive Plan so that, if the executive management team succeeded in significantly improving the Company's results, they would share with stockholders in any appreciated market price for the Company's stock. The Committee recommended to the Board and the Board approved at its February 1996 Meeting a new long-term cash plan, the "Key Employees' Long-Term Deferred Cash Incentive Plan", with annual awards keyed to a percentage of adjusted pre-tax income such that, if larger dollar awards resulted in the future, the greater net income for such years should also enhance stockholder value, but payable in cash and with a delayed three year vesting subject to acceleration upon a change of control as defined with respect to each year's award, and with deferral of funding and payments until retirement or other termination of employment. Upon adoption of the Long-Term Deferred Cash Incentive Plan, with effect as of January 1, 1995, the Committee approved awards for the year 1995 under the Plan.

          These four elements (the base salaries and the three plans), the last two of which are long-term incentives and provide "at-risk" compensation, are intended to make the Company's executive management compensation program competitive in the capital goods industry, and to offer compensation opportunities to executive management more linked to the Company's business objectives, bottom line performance, and enhanced shareholder value. The program is intended to enable the Company to attract, retain, and motivate the executive management talent necessary to enable the Company to achieve long-term growth.

Components of Executive Compensation
------------------------------------

          Base Salary. Under the Committee's guidance, the base salary of each of the Company's Executive Officers is set through a combination of market forces and an objective evaluation of the position's value and is reviewed annually. The salaries of Mr. Curtin, the CEO, and two other Executive Officers also hired in 1995 were fixed at the time of hiring through individual negotiation and were consistent with the general salary range for comparable positions at similar size companies or divisions within the industry. Executive Officer salaries for 1996 were voted by the Committee at its February, 1996 meeting, generally reflecting increases based on performance and the improvement in the Company's 1995 results.

          Short-Term Performance Bonuses. Under the Company's Amended Profit Incentive Plan ("PIP"), Executive officers are eligible to receive a planned annual cash bonus of up to a specified percentage (generally 30% to 40% for Executive Officers) of base salary. At the beginning of each fiscal year, the Committee establishes for each executive a maximum aggregate percentage bonus opportunity (generally 60% for executive officers), which is comprised of separate bonus categories tied to the satisfaction of a specified, largely quantitative formula of corporation goals (e.g., net income and achievement of specific objectives). In order to assure that the PIP would effectively encourage and reward superior performance, the Committee in early 1996 restructured the specific performance targets comprising the overall formula for the Executive Officers to focus their content on promoting cross-divisional and inter-Company cooperation and also focusing on net income and various determinants of cash flow. In addition, up to 30% of certain executives' annual bonuses, including up to 30% for the Chief Executive Officer for 1996 (for 1995 the CEO's bonus was fixed in his May, 1995 employment agreement), were independent of the target formula and instead were subject to award at the discretion of the Committee. Bonuses under the PIP for performance in 1995 were made to a total of 69 executives, including Executive Officers (other than the Chief Executive Officer), in the aggregate. (See information shown in the Summary Compensation Table.)

          Long-Term Incentive Awards. This component of executive compensation consists of (i) the 1989 Equity Inventive Plan ("EIP"), pursuant to which the Company may make awards of stock options, restricted stock, performance cash awards and other stock-based awards, and (ii) the 1995 Key Employees' Long-Term Deferred Cash Incentive Plan (the "LTDCIP"), pursuant to which the Company may make annual deferred cash awards, vesting in three years after award, of a "pool" calculated as a percentage (6%) of adjusted consolidated pre-tax earnings. These plans align the interest of executive management most closely with those of the Company's stockholders. The four year vesting schedules for stock options (five years for restricted stock, none of which was granted in 1995), are expected to provide significant incentives both for superior performance and to encourage the executives to remain with the Company through a difficult operating period. Finally, the use of stock awards under the EIP permits the accomplishment of these objectives with potential advantageous tax and accounting treatment for the Company and the employee as compared to cash awards. Recognizing the importance of longer-term stock-based awards to the alignment of the interests of management with those of the stockholders, particularly following the 1994 acquisition of DEA and the "turn-around nature" of the Company's operating situation, the Committee believes it was appropriate in 1995 to make significant longer-term stock option grants under the EIP in 1995 and to implement the program for long-term cash awards under the LTDCIP.

          In 1995 the Committee made significant stock option grants to eight Executive Officers and thirty-four other employees (See Table "Options/SAR Grants in Last Fiscal Year"). In February, 1996, the Committee made long-term deferred cash awards for 1995 performance under the LTDCIP to a total of eight Executive Officers, as shown in the Summary Compensation Table. These awards vest at December 31, 1998 if the employee remains with the Company, subject to certain exemptions noted in the LTDCIP.

1995 Compensation of Chief Executive Officer
--------------------------------------------

          The Company hired Frank T. Curtin as President and CEO and, after extensive advice of an executive search firm and other relevant factors, entered into a three-year employment agreement with him on May 2, 1995. Pursuant to the agreement, Mr. Curtin's base salary during 1995 was set at the annual rate of $300,000 (his base salary this year was raised to $315,000 for 1996) plus a fixed incentive bonus for 1995 of $75,000 and 10% contribution to a supplemental executive retirement plan and a provision for an incentive bonus for later years up to the maximum provided in the PIP in the discretion of the Committee. The agreement also provided for the grant of options of 200,000 shares of Class A common stock at fair market value on May 3, 1995. Mr. Curtin received a deferred cash award for 1995 under the LTDCIP. Details of Mr. Curtin's compensation are set forth in the various compensation tables and in the text under "Employment, Severance, and Other Agreements".

          The Committee believes that the compensation package for Mr. Curtin was equitable and, in particular that the stock option grant of 200,000 shares was in the best interest of the Company at this "turn-around" juncture.

          1995 compensation for Mr. Stuber, CEO of the Company until his resignation and subsequent termination of employment of May 31, 1995, was kept at the monthly rate of his 1994 compensation. The Company and Mr. Stuber entered into a Severance Agreement providing for payment to him of the equivalent of $576,372 during 1995 and a covenant not to compete for two years until May 30, 1997.


                                                  Russell A. Boss, Chairman
                                                  John M. Nelson
                                                  Paul R. Tregurtha
                                                  Alberto de Benedictis

                            EXECUTIVE COMPENSATION


          The following table sets forth the annual and long-term compensation during each of the Company's last three fiscal years for Mr. Frank T. Curtin, the Company's President and Chief Executive Officer, the four other highest-paid Executive Officers (as such term is defined under rules promulgated under the Securities and Exchange Act of 1934) whose earned compensation exceeded $100,000 in 1995 for each such person, and compensation for Mr. Fred M. Stuber, who served as the Company's President and Chief Executive Officer until May 2, 1995.

                          SUMMARY COMPENSATION TABLE

                                                  Annual Compensation
---------------------------------------------------------------------------------
           (a)                  (b)          (c)          (d)         (e)
                                                                     Other
                                                                     Annual
        Name and                                                     Compen-
    Principal Position         Year       Salary ($)    Bonus ($)    sation ($)
---------------------------------------------------------------------------------
Frank T. Curtin/(5)/           1995        193,846       75,000       71,937
 President and Chief           1994           --           --           --
 Executive Officer             1993           --           --           --

Charles A. Junkunc             1995        190,000       38,475         --
 Vice President and            1994        190,000       19,000         --
 Chief Financial Officer       1993        178,369       46,720         --

Richard F. Paolino             1995        214,230       44,550         --
 Vice President -              1994        190,000       19,000         --
 Commercial Operations         1993        178,369       42,473         --

Antonio Aparicio/(1)/          1995        251,256       49,687         --
 Vice President -              1994        216,962       16,500         --
 Precision Measuring           1993        182,601       41,376         --
 Instruments

C. John Cooke/(1)/             1995        123,232       24,955         --
 Vice President -              1994        119,592        8,250         --
 Custom Metrology              1993        110,903       22,134         --

Fred M. Stuber/(1)(6)/         1995        155,653         --           --
 President and Chief           1994        320,742       19,000         --
 Executive Officer             1993        285,811       50,000         --

                                        Long-Term Compensation Awards
                                        -----------------------------
                                             Awards               Pay-outs
-----------------------------------------------------------------------------------------------------------
          (a)                   (b)            (f)             (g)            (h)             (i)
                                            Restricted     Securities
                                               Stock       Underlying                      All Other
       Name and                              Award(s)       Options/         LTIP           Compen-
    Principal Position         Year          ($)/(7)/       SARs (#)      Payouts ($)      sation ($)
------------------------------------------------------------------------------------------------------------
Frank T. Curtin/(5)/           1995              --         200,000          --          44,886/(4)(8)/
 President and Chief           1994              --            --            --            --
 Executive Officer             1993              --            --            --            --

Charles A. Junkunc             1995              --          40,000          --          43,674/(3)(4)(8)/
 Vice President and            1994           39,000         25,000          --          21,247/(3)(4)/
 Chief Financial Officer       1993              --            --            --           7,719/(3)/

Richard F. Paolino             1995              --          30,000          --          49,257/(3)(4)(8)/
 Vice President -              1994              --          25,000          --          20,854/(3)(4)/
 Commercial Operations         1993              --            --            --          15,532/(3)/

Antonio Aparicio/(1)/          1995              --          33,000                      66,956/(2)(8)/
 Vice President -              1994           26,000         25,000          --          18,904/(2)/
 Precision Measuring           1993              --            --            --          15,209/(2)/
 Instruments

C. John Cooke/(1)/             1995              --          15,000          --          16,212/(8)/
 Vice President -              1994              --          15,000          --             --
 Custom Metrology              1993              --            --            --             --

Fred M. Stuber/(1)(6)/         1995              --            --                        592,079/(6)/
 President and Chief           1994              --          40,000          --           31,125/(2)/
 Executive Officer             1993              --            --            --           28,009/(2)/

______________________

/(1)/ Amounts shown converted from Swiss Franc equivalent with respect to Messrs. Stuber and Aparicio for 1995, 1994, and 1993 at the average U.S. dollar exchange rates of $.8461, $.7332, and $.6759, respectively, and from British pound equivalent with respect to Mr. Cooke for 1995, 1994, and 1993 at the average U.S. dollar exchange rates of $1.5799, $1.5332, and $1.4987, respectively.

/(2)/ Contributions made to the Company's Swiss subsidiary, Tesa - Brown &
      Sharpe S.A.'s, retirement plans for Messrs. Stuber and Aparicio and with respect to Mr. Aparicio for 1995 includes Swiss Franc contributions to such Tesa retirement plans in the equivalent amount of $36,346 and to Leitz Messtechnik GmbH retirement plan for Mr. Lenz.

(Footnotes cont'd. from previous page)

/(3)/ Includes values of 1993, 1994, and 1995 year-end Company contributions to the named Executive Officers' SARP (4% cash contribution) and ESOP (2% in shares of Class A Stock), and with respect to Mr. Junkunc for 1993 reflects eligible wage participation for approximately six months, and for 1994 and 1995 also includes amounts contributed to an unfunded non-qualified deferred compensation Supplemental Executive Retirement Plan ("SERP") account maintained by the Company for Messrs. Junkunc and Paolino. (see footnote 4).

/(4)/ Includes amounts of $6,937 and $6,629 for 1994 and $6,446 and $8,842 including interest for 1995 for Messrs. Junkunc and Paolino, respectively and an amount of $19,384 for Mr. Curtin, provided under his Employment Agreement (see Page 15), representing retirement benefits provided in excess of limitations imposed by the Internal Revenue Code on Company contributions to the named executives' SARP and ESOP retirement accounts, which are credited to an unfunded deferred compensation retirement plan account under the SERP.

/(5)/ Mr. Curtin commenced his employment with the Company on May 2, 1995. The salary shown in Column (c) was the amount paid to him from his commencement date of employment through December 31, 1995. The bonus amount in Column (d) was guaranteed, for the 1995 "short" year only, under his Employment Agreement and the amount in Column (e) represents payment of relocation and moving expenses.

/(6)/ Mr. Stuber resigned from the Company on May 31, 1995. The salary shown was paid to him from January 1, 1995 through the date of his resignation. The amount shown in column (i) represents a severance payment made to him and amounts contributed to the Tesa-Brown & Sharpe S.A. retirement plan for his service during 1995. See Employment, Severance and Other Arrangements.

/(7)/ The table indicates the dollar value at the date of the award of restricted stock. The table set forth below provides information relating to unvested restricted stock awarded to and held by the Executive Officers listed in the above table:

                                                   Total Number Restricted      Aggregate Market Value
                                                    Unvested Shares Held       Restricted Unvested Shares
                            Name                    as of Fiscal Year-End*     Held as at Fiscal Year-End
                            ----                    ----------------------     --------------------------
                     Charles A. Junkunc                    14,000                        $143,500
                     Richard F. Paolino                    10,000                         103,525
                     Antonio Aparicio                      12,000                         123,000
                     C. John Cooke                          8,000                          82,000

/*/ The awards to Messrs. Paolino and Cooke were made in 1992 and the awards to Messrs. Junkunc and Aparicio were made in 1992 and 1994. The award to Mr. Lenz was made in 1993. Restrictions lapse ratably over five (5) years from the date of award with 25% of the shares awarded vesting two years and three years, respectively, after such date and the remaining 50% of the shares vesting five (5) years after such date. The Company in 1991 omitted and has not reinstated its dividend on its Class A Stock; however, should it be reinstated, dividends would be paid on the restricted stock reported. At December 29, 1995 the closing market price of the Company's shares of Class A Stock was $10.25 per share.

/(8)/ Includes amounts of $25,502, $24,996, $28,183, $30,610, and $16,212 for
      Messrs. Curtin, Junkunc, Paolino, Aparicio, and Cooke representing amounts credited to a long-term deferred cash incentive plan account established for the executive as of the end of the 1995 fiscal year. On February 23, 1996 the Board of Directors approved, on recommendation of the Salary Committee, the Brown & Sharpe Key Employees' Long-Term Deferred Cash Incentive Plan ("LTDCIP") with effect from January 1, 1995 (see discussion in Compensation Committee Report). Under the LTDCIP award credits are to be made annually beginning with the 1995 year for LTDCIP participants based on one year's financial performance out of an award pool of 6% of pre-tax adjusted earnings with participants becoming vested in each accrued annual award after three years subject to accelerated vesting upon a change of control (as defined) and with payout of the credited vested amounts plus interest accrued at a market rate deferred until retirement at age 65, death or disability, or earlier upon termination of employment for reasons other than cause.

     STOCK OPTION/SAR GRANTS

          Under the provisions of the Company's 1989 Equity Incentive Plan ("EIP"), a variety of stock and stock-based awards, performance cash awards and related benefits, including stock options and stock appreciation rights ("SARs"), may be awarded to Executive Officers and other key employees of the Company and its subsidiaries. The stockholders approved an amendment to the EIP at the 1995 Annual Meeting increasing by 500,000 shares the aggregate number of shares of Class A stock to 875,000 shares which may be issued and delivered upon options, restricted stock awards or other stock-based awards granted to employees under such plan and to limit to 300,000 shares the number of shares that any recipient can thereafter be awarded in any calendar year pursuant to options granted under the EIP. Any options previously awarded and remaining outstanding under the Company's Amended 1973 Stock Option Plan (the "'73 Plan"), which plan terminated on April 26, 1989, are subject to being exercised by recipients and are included, if applicable, in the amounts set forth in the table on Page 14. The following table sets forth stock options granted to Executive Officers under the EIP in 1995.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              Potential Realizable Value
                                                                                              at Assumed Annual Rates of
                                                                                             Stock Price Appreciation for
                               Individual Grants                                                   Option Term/(2)/
-----------------------------------------------------------------------------------          ----------------------------
    (a)                  (b)                 (c)                (d)             (e)           (f)                    (g)
                   # of Securities        % of Total
                     Underlying          Options/SARs         Exercise
                    Options/ SARs         Granted to          or Base         Expira-
                    Granted/(1)/         Employees in          Price           tion
Name                     (#)             Fiscal Year          ($/Sh)           Date          5% ($)                10%($)
--------------------------------------------------------------------------------------------------------------------------
F. Curtin              200,000               37.8               6.75          5-03-05       849,000              2,151,540
C. Junkunc              40,000                7.5               7.00          7-27-05       176,092                446,248
R. Paolino              30,000                5.7               7.00          7-27-05       132,069                334,686
A. Aparicio             33,000                6.2               7.00          7-27-05       145,275                368,154
C. J. Cooke             15,000                2.8               7.00          7-27-05        66,034                167,343

____________________________

/(1)/ There were no SARs granted to any of the Executive Officers named in the table in 1995.

/(2)/ The potential realizable values represent future opportunity and have not been reduced to present value in 1995 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the SEC for illustration purposes, and these rates are not intended to be a forecast of the common stock price and are not necessarily indicative of the values that may be realized by the named Executive Officer. The potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the full ten-year-term of the options. For example, in order for the persons named in the table who received options with an exercise price of $7.00 per share to realize the potential values set forth in the five and ten percent columns, the price per share of the Company's Class A Stock would have to be approximately $11.40 and $18.15, respectively.

  AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

          The following table summarizes options and SARs exercised during 1995 and presents the value of unexercised options and SARs held by the named Executive Officers at fiscal year-end:



     AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

        (a)                 (b)           (c)               (d)                           (e)
                                                   Number of Securities           Value of Unexercised
                                                  Underlying Unexercised              In-the-Money
                                                     Options/SARs at                Options/SARs at
                                                   Fiscal Year-End (#)            Fiscal Year-End ($)
                         Shares
                       Acquired on     Value          Exercisable (E)/              Exercisable (E)/
       Name            Exercise (#)  Realized ($)    Unexercisable (U)             Unexercisable (U)
---------------------------------------------------------------------------------------------------------
                                                     (E)            (U)         (E)              (U)
                                                     ---            ---         ---              ---
Frank T. Curtin            None         --           -            200,000      $ --            $700,000
Charles A. Junkunc         None         --         25,000          40,000      $93,750         $130,000
Richard  F. Paolino        None         --         49,332          30,000      $93,750         $ 97,500
Antonio Aparicio           None         --         25,000          33,000      $93,750         $107,250
C. John Cooke              None         --         15,000          15,000      $56,250         $ 48,750


                            FOREIGN RETIREMENT PLANS

          Tesa-Brown & Sharpe SA ("Tesa"), one of the Company's principal foreign subsidiaries, maintains a defined contribution retirement plan required by Swiss law, pursuant to which benefits accrue on behalf of Mr. Aparicio annually in an amount equal to a percentage (based on the executive's age and on his salary) of annual compensation and under which interest accrues on accrued benefit amounts at a compound annual rate of 4%. Upon retirement, the executive is entitled to receive an annual pension in an amount equal to 7.2% of the executive's total accrued benefits, and the estimated annual pension payable upon retirement at normal retirement age under such plan is an amount equivalent to $99,416 for Mr. Aparicio. In addition, Tesa sponsors a separate defined contribution plan pursuant to which Mr. Aparicio is eligible to receive a lump-sum payment upon retirement. The estimated lump sums payable upon retirement under this sponsored plan at normal retirement age is an amount equivalent to $335,691 for Mr. Aparicio; and Mr. Stuber, formerly Managing Director of Tesa and who resigned from the Company May 31, 1995, was entitled to an accrued vested amount equivalent to $258,940 under such plan, which amount was transferred by Tesa to Mr. Stuber's retirement account with his new employer. (Amounts converted at the rate of $.7332 per Swiss Franc.)

          Dr. C. John Cooke, Vice President-Custom Metrology Division, one of the named Executive Officers in the Summary Compensation Table, is a participant in the Brown & Sharpe Group Pension Plan covering the Company's U.K. employees, pursuant to which employees contribute 4.5% of their salary. Dr. Cooke, who is designated a "Special Member" of the Plan which entitles him to the highest retirement benefit under such Plan, is eligible to retire and receive pension benefits under the plan at age 60 on January 19, 1997 at the rate of 1/40 of pensionable salary for each year of service. Based on an estimated total final average salary of (Pounds)90,000, length of service and 14 3/4 years' participation in the Plan, he would be eligible to receive an estimated final annual pension benefit net of any statutory governmental social benefit of (Pounds)33,188 equivalent to approximately $52,433 at the average exchange rate of $1.5799 per British Pound.

                  EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

          Mr. Frank T. Curtin has an Employment Agreement with the Company for a three-year term of employment commencing on May 2, 1995 in the capacity of President and Chief Executive Officer. The Agreement provides for (i) an annual base salary of $300,000 subject to increases at the discretion of the Board of Directors (which base salary was increased by the Board to $315,000), (ii) a guaranteed cash incentive bonus for 1995 performance of $75,000, (iii) future cash incentive bonuses for subsequent fiscal years in an amount not to exceed the maximum amount permitted under the PIP with all or a portion thereof to be "earned out" and subject to achievement of objectives determined by the Compensation Committee of the Board (See Compensation Committee Report) and (iv) participation in other executive employee benefits. Pursuant to the Agreement, Mr. Curtin also received an award of incentive stock options disclosed in the Table on Page 13, and the Company agreed to annually contribute an amount of 10% of his base salary to a Supplemental Executive Retirement Plan account for his benefit. The Agreement provides that the Company may terminate his employment for a reason other than death, disability, or for cause (as defined in the Agreement) subject, however, to continuation of his base salary and benefits for the unexpired term remaining under the Agreement, but in any event not less than twelve months. In addition Mr. Curtin has the right under the Agreement to terminate his employment following a Change of Control of the Company (as defined in the Agreement) in the event his position or job responsibilities change or the compensation and benefits reserved to him in the Agreement are not provided. In such event the Company would be required to continue to pay him the base salary and benefits in effect at the time of such termination for the unexpired term of the Employment Agreement. No salary or benefits are continued if the employment is terminated for cause or upon death or disability.

          The Company has an Employment/Severance Agreement dated March 14, 1988 with Richard F. Paolino, Vice President-Commercial Operations, which provides for a two-year term of employment, commencing upon the date of a Change of Control (as defined for the purposes in the Agreement) of the Company. The two-year term of employment commenced on the occurrence of the acquisition by Finmeccanica S.p.A. of shares of Class A Stock in connection with the acquisition on September 28, 1994 by the Company of DEA S.p.A. In general, the agreement provides for salary, bonus, participation in employee benefit plans and other fringe benefits at rates at least equal to those in effect immediately prior to the Change of Control. In the event his employment is terminated by the Company before the term expires (except for cause, as defined), Mr. Paolino is entitled to (i) the same rates of salary, bonus, benefits and fringes for the lesser of 12 months or the number of months remaining in the two-year term of employment, which payments are subject to mitigation, and (ii) a lump sum equal to the sum of his highest annual base salary during the three-year period immediately preceding termination, the value of annual fringe benefits, and the highest cash bonus received during the prior three-year period. Upon such termination, Mr. Paolino is also entitled to limited continuation of certain employee welfare plans and accelerated vesting of any stock options or restricted stock. For purposes of this agreement, Mr. Paolino's severance rights would also be triggered by a deemed termination following the change of control, which would include a reduction of employment compensation, benefits, position or responsibilities or relocation of the Company's principal executive offices. The payment and benefits will be reduced to the extent necessary to preserve their deductibility to the Company for Federal income tax purposes and to avoid imposition of any "excess parachute payments" taxes under the Internal Revenue Code. The agreement was amended on July 28, 1995 to provide that certain provisions of the agreement, including those pertaining to acceleration and exercisability dates, would be inapplicable to the incentive stock options for 30,000 shares of Class A stock awarded to Mr. Paolino on July 28, 1995. Mr. Paolino is subject to a covenant not to compete with the Company (as specified) during the two-year term of such employment and for the lesser of one-year or the balance of the term of employment following any such termination. The agreement also obligates the Company to pay for any legal fees incurred by Mr. Paolino to enforce his rights under the agreement and provides for letter of credit mechanics to carry this out.

          The Company also has an agreement with Charles A. Junkunc, Vice President and Chief Financial Officer, who joined the Company on May 4, 1992, to pay a severance amount to him equal to his annual salary in effect at the time of termination and to continue his basic employee benefits for a one-year period in the event his employment with the Company is terminated for any reason. Under the agreement the Company will pay a bonus equal to the average of the bonus payments received by him during the three years (or such lesser period) prior to termination, pro rated according to the number of months of service during the year in which any termination occurs. In addition, a minimum bonus of $34,000 for 1993 was guaranteed pursuant to the agreement. Upon any termination Mr. Junkunc, if requested by the Company, is to provide consulting services to the Company for one year, with offsets against the payments to be made by the Company for any income received from other sources.

          Fred M. Stuber, who was a Director and President and Chief Executive Officer of the Company since January 1, 1991 resigned from such offices on May 2, 1995 and terminated his employment with the Company effective May 31, 1995. The Company entered into a Severance Agreement with Mr. Stuber on the date of his termination, which provided for a severance payment to him of 681,211 Swiss Francs equivalent to $576,372 at an average annual exchange rate of $.8461 per Swiss Franc. One half of the severance amount was paid to Mr. Stuber in a lump-sum in cash on termination, and the balance paid in seven equal monthly installments with the final payment being made on December 1, 1995. The Agreement also provided for the forfeiture of 16,100 shares of unvested restricted Class A stock previously awarded to Mr. Stuber, that he would retain his rights to his accrued retirement benefits in the Tesa S.A. retirement plans, and a covenant by Mr. Stuber that he would not directly or indirectly compete with the business of the Company for a period of two years following his resignation.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Change of Ownership

          A substantial change in ownership of the common stock of the Company occurred in connection with the acquisition by the Company and its wholly owned subsidiary Brown & Sharpe International Capital Corporation on September 28, 1994 of all of the stock of DEA S.p.A., an Italian corporation, and its related metrology business from Finmeccanica S.p.A., an Italian corporation ("Finmeccanica"). The Company believes, however, that no change in control of the Company has occurred as a result of that transaction. The business of DEA S.p.A. and its subsidiaries ("DEA") is headquartered in Turin, Italy. The purchase of DEA S.p.A. was pursuant to the provisions of the Acquisition Agreement dated as of June 10, 1994 between the Company and Finmeccanica, as amended (the "DEA Acquisition Agreement"); and the purchase price paid for DEA was delivery by the Company to Finmeccanica at the closing of 3,450,000 newly issued shares of Class A Stock of the Company.

     Share Voting Agreements

          Under the terms of a Shareholders Agreement dated as of September 28, 1994 between Finmeccanica and the Company (the "Shareholders Agreement") entered into in connection with the acquisition of DEA, Finmeccanica was granted the right to nominate and have elected to the Board following the acquisition of DEA three out of ten members of the Company's Board of Directors each for respective terms expiring at the 1995, 1996 and 1997 annual meetings of the Company's stockholders and to have one of such directors on the Executive Committee of the Company's Board of Directors. This right was exercised by notice given to the Company on the date of closing the DEA acquisition, and Finmeccanica's three nominees for election to the Company's Board of Directors, Messrs. Albareto, de Benedictis and Cannatelli, were duly elected to office by the Board at a regular meeting of the Company's Board of Directors held on October 28, 1994. Pursuant to the Shareholders Agreement, when Henry D. Sharpe, Jr. ceases to be a Director of the Company, Finmeccanica will thereafter be entitled to have only two nominees on the Company's Board of Directors, and a third nominee, who may not be an employee of Finmeccanica but shall be an experienced executive or advisor to industrial businesses, shall be selected by Finmeccanica but subject to approval (not to be unreasonably unheld) by the Company's Board of Directors. In any event, Finmeccanica is entitled to two nominees on the Company's Board of Directors so long as it owns at least 1,250,000 shares of Class A Stock and one nominee on the Company's Board of Directors so long as it owns at least 375,000 shares of Class A Stock.

          Under the terms of a letter agreement dated as of September 28, 1994 between Henry D. Sharpe, Jr., Chairman of the Board, and Finmeccanica, Mr. Sharpe has agreed to vote all shares of Company common stock as to which he has sole voting power in favor of the Finmeccanica nominees standing for election to the Board of Directors. The Shareholders Agreement provides that Finmeccanica will vote its shares of Class A Stock in favor of the election as directors of all of the nominees selected by the Board of Directors of the Company.

          The Shareholders Agreement also provides Finmeccanica with certain rights and obligations with respect to its ownership of shares of Class A Stock in the Company. Finmeccanica is prohibited from acquiring any shares of the Company's stock if such acquisition would increase Finmeccanica's ownership above approximately 40% on a fully diluted basis (as defined in the Shareholders Agreement) until December 31, 1998, or earlier upon the occurrence of certain specified events. The Agreement also provides preemptive rights to Finmeccanica so long as it owns at least 862,500 shares of the Company's Class A Stock, such that the Company may not issue any shares of Class A Stock to any third party, other than certain specified exclusions, without first offering to Finmeccanica the right to purchase that percentage of the Company's equity securities such that Finmeccanica's percentage ownership of the Company's common stock on a fully diluted basis (as defined in the Shareholders Agreement) remains constant. In addition, Finmeccanica is prohibited from selling any of the Company's equity securities to any third party until the expiration of two years after the closing of the DEA acquisition and upon the expiration of such two-year period may sell securities to a third party only after offering the Company the opportunity to purchase such shares (other than sales pursuant to a registered public offering pursuant to Finmeccanica's registration rights and sales pursuant to Rule 144 under the Securities Act of 1933).

          Prior to completion of the DEA acquisition and entering into the Shareholders Agreement, the Company amended the Rights Agreement between it and the First National Bank of Boston dated March 9, 1988 pursuant to authority reserved in such agreement to exclude Finmeccanica from the definition of an "Acquiring Person" under the Rights Agreement so long as it does not own shares of Class A Stock other than those acquired in connection with the DEA acquisition and as provided in the Shareholders Agreement. As a result of the amendment the exercisability of the preferred stock purchase rights of the holders of Class A Stock and Class B Stock created under the Rights Agreement was not triggered.

     Related Party Transactions and Agreements

          On September 28, 1994, in connection with the acquisition of DEA, the Company entered into a Credit Support Agreement with the Finmeccanica (the "Credit Support Agreement"). Pursuant to the Credit Support Agreement, Finmeccanica issued unconditional payment guarantees on September 28, 1994 to Banca Commerciale Italiana, New York Branch, and Istituto Bancario San Paolo di Torino, New York Branch, with respect to their extension of two three-year term loans to the Company in the aggregate amount of $25 million bearing interest at a floating rate of LIBOR plus 0.60% with interest payable quarterly and the entire principal amount of such loans due on September 28, 1997. The Company paid Finmeccanica a one-time fee of $800,000 upon entering into the Credit Support Agreement with Finmeccanica. In the event Finmeccanica is required to pay such banks any amounts under its guarantees, subject to the prior repayment by the Company of any amounts due in respect of certain senior indebtedness (as defined in the Credit Support Agreement), Finmeccanica will be entitled to reimbursement from the Company of any such amounts paid by Finmeccanica under its guarantees. The Agreement provides that as long as the Finmeccanica guarantees remain outstanding, the Company will not, with certain exceptions, create any liens on the accounts receivable or inventory of DEA S.p.A. or its subsidiaries or permit DEA S.p.A. and its subsidiaries to have any debt to any other financial institutions other than certain permitted indebtedness. In connection with entering into the Credit Support Agreement, DEA S.p.A. also furnished a payment guarantee to Finmeccanica, subordinated to the interest of Foothill Capital Corporation, a principal term lender to the Company under a $25 million revolving line of credit agreement with the Company.

          Following its acquisition by the Company, DEA continued to be a lessee under a lease agreement with the Elsag Bailey Division of Finmeccanica with respect to DEA's principal headquarters facility located in Moncalieri, Italy and the DEA sales and support facility in Madrid, Spain. The lease of the Italian property expires on December 31, 1997, and the minimum annual rent under such lease is approximately Lit. 1,400 million or approximately $840,000, subject to adjustment as provided in the lease. The lease of the Spanish property expires on January 4, 1998 at an annual rent of Pesetas 30,600 million or approximately $200,000. The Company believes that the terms of such leases have been and will be comparable to those which could be obtained from third parties.

          The DEA Acquisition Agreement provides that for a period of five years after the closing date of the DEA acquisition, neither Finmeccanica nor any of its affiliates will directly or indirectly acquire more than a 20% ownership interest in any business, venture or activity which competes with the metrology business relating to coordinate measuring machines (including parts and accessories) being conducted or proposed to be conducted by DEA at the closing date of the DEA acquisition or relating to metrology products performing functions similar to those of the products manufactured and sold by DEA. These non-competition provisions will terminate if Brown & Sharpe no longer owns a greater than 50% ownership interest in DEA. Finmeccanica will not be in breach of the non-competition provision of the DEA Acquisition Agreement if it or any of its affiliates acquires or invests in any company which includes among its business operations the manufacture and sale of metrology products performing functions similar to those of the products manufactured and sold by DEA to the extent that sales of such products constitute only an immaterial portion of the total revenues of the acquired business. In the DEA Acquisition Agreement, Finmeccanica has represented to Brown & Sharpe that it has no present intention of acquiring any such company.

          The DEA Acquisition Agreement provides that Brown & Sharpe and Finmeccanica will, for the periods specified in the DEA Acquisition Agreement, none of which are shorter than 21 months after the closing of the DEA acquisition, indemnify each other against up to $10.0 million (less the first $500,000) resulting from the inaccuracy of representations and warranties covering matters relating to the respective business, financial statements, material contracts, compliance with law and other items customary in transactions of this type), breach of non-fulfillment of any agreement of covenant contained in or required to be entered into in connection with the DEA Acquisition Agreement and certain environmental and tax claims, if any. Finmeccanica will also indemnify Brown & Sharpe for the amount by which certain of the liabilities of DEA exceeds limits provided for in the purchase price provisions of the DEA Acquisition Agreement.

          In addition, the DEA Acquisition Agreement provides for a post-closing purchase price adjustment pursuant to which additional shares of Class A Stock may, under the specified circumstances, be required to be delivered to Finmeccanica S.p.A. If the post-closing adjustment indicates an increase or a decrease in the purchase price, then either the Company will issue to Finmeccanica an additional number of shares of Class A Stock with a value equal to such positive difference or Finmeccanica will make a cash payment to the Company equal to such negative difference. However, if such positive or negative difference is less than $500,000, no adjustment will be made. The amount of any purchase price adjustment will be conclusively determined, subsequent to the closing date of the DEA acquisition, based upon the specified calculations and the audited combined balance sheet as of the Pricing Date of DEA and its subsidiaries as determined under the procedures set forth in the DEA Acquisition Agreement. The DEA Acquisition Agreement also provided that prior to the closing Finmeccanica was required to assume or discharge all indebtedness for borrowed money of DEA other than an amount of indebtedness net of cash in excess of Lit. 0.8 billion, to remain outstanding on the closing, which amount is determined as of July 31, 1994 (the "Pricing Date") pursuant to a formula in the DEA Acquisition Agreement.

          The Company entered into an agreement with Finmeccanica on December 18, 1995 amending the Acquisition Agreement to eliminate the post-closing Purchase Price Adjustment provision referred to above and substituting an agreement of the parties that a Purchase Price Adjustment shall be payable to the Company by Finmeccanica in the amount of Lire 2,100 million without interest (approximately $1.38 million). The agreed amount is to be paid by Finmeccanica in the form of a waiver of rent due Finmeccanica on the DEA Moncalieri, Italy facility referenced above through December 31, 1997, the date of expiration of the lease, and is subject to reduction if the premises is vacated after June 30, 1996 by an amount equal to the per diem amount of rent due from July 1, 1996 to the date the premises are vacated by DEA.

          Except for their relationship to Finmeccanica by virtue of their executive positions with such company or its affiliates, neither of Mr. Cannatelli, who is a nominee for election to office, or Messrs. Albareto or de Benedictis, who are continuing directors, have any direct or indirect interest in any of the foregoing transactions.


                            STOCK PERFORMANCE GRAPH

          The following graph sets forth information comparing the cumulative total return to holders of the Company's Class A Stock over the Company's last five fiscal years beginning at the market close on the last trading day before the beginning of the Company's fifth preceding fiscal year (the "Measuring Period") with (1) the cumulative total return of the Standard & Poor's 500 Stock Index, and (2) the cumulative total return of the Standard & Poor's Machinery (Diversified) Index. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period.


-----------------------------------------------------------------------------------------------------
                        ACTUAL NUMBERS                                             INDICES
         ===============================================              ===============================
 DATES       BNS        SP50       SPDS         COMPOSITE                BNS       SP50       SPDS
12/31/90      10.000    330.220     226.681        51.766   12/31/90       100        100         100
12/31/91       9.125    417.090     262.928        65.341   12/31/91     91.25   126.3067    115.9902
12/31/92       6.750    435.710     262.059        68.235   12/31/92      67.5   131.9454    115.6066
12/31/93       7.625    466.450     380.788        73.228   12/31/93     76.25   141.2543    167.9837
12/30/94       6.625    459.270     363.877        72.081   12/30/94     66.25     139.08    160.5234
12/29/95      10.250    615.930     439.338        96.582   12/29/95     102.5   186.5211    193.8128
------------------------------------------------------------------------------------------------------

                                     ITEM 2
                          RATIFICATION OF APPOINTMENT
                                       OF
                            INDEPENDENT ACCOUNTANTS


          The Board of Directors has appointed Ernst & Young L.L.P. as the Company's independent accountants for fiscal year 1996, subject to approval by the stockholders. In the event the stockholders do not ratify the selection of Ernst & Young L.L.P., the Board of Directors will consider the selection of another accounting firm to serve as the Company's independent accountants. Neither Ernst & Young nor any of its partners has any direct or indirect financial interest in or any connection (other than as independent auditor) with the Company or any subsidiary. Representatives of Ernst & Young L.L.P. are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPOINT ERNST & YOUNG L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 1996 FISCAL YEAR.


                              GENERAL INFORMATION

VOTING OF PROXIES

          Each valid proxy in the enclosed form received by the Company will be voted by the persons named therein. All shares represented by the proxy will be voted FOR the election of the Board's nominees named herein as Directors unless the stockholder specifies otherwise or authority to vote for the proposed slate of Directors or any individual Director has been withheld. If for any reason any of such nominees should not be available as a candidate for Director, the proxies will be voted for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposal to ratify the appointment of Ernst & Young L.L.P. as the Company's independent accountants, all such shares will be voted FOR such proposal, unless the proxy specifies that it should be voted against a proposal or not voted at all. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

          Consistent with Delaware law and under the Company's by-laws, the holders of a majority of the shares entitled to cast a majority of the votes entitled to be cast onvote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Board of Directors to act as Judges of Election for the meeting.

          The three nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter is necessary to approve the actions proposed in Item 2, as well as any other matter which comes before the Annual Meeting, except where applicable law or the Company's certificate of incorporation or by-laws require otherwise.

          The Judges of Election will count the total number of votes cast "FOR" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a

Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

SOLICITATION OF PROXIES

          The entire expense of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Directors, officers, and employees of the Company may solicit in person, by telephone, facsimile, telegram or by telex. The Company will reimburse persons holding stock for others in their names or in nominee names for their reasonable expenses in sending soliciting material to the beneficial owners of common stock.

STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

          All stockholder proposals intended to be submitted at the Company's 1997 Annual Meeting must be received by the Secretary of the Company on or before November 28, 1996 in order to be considered for inclusion in the Company's 1997 proxy materials.

IMPORTANT NOTICE

          No matter how small your holdings, if you do not plan to attend the meeting in person, you are respectfully requested to complete, sign, date and return the accompanying Proxy in the enclosed, post-paid envelope at your earliest convenience.

                                        By Order of the Board of Directors,

                                          /s/James W. Hayes, III

                                        James W. Hayes, III
                                        Secretary


North Kingstown, Rhode Island 02852
March 30, 1996

                     BROWN & SHARPE MANUFACTURING COMPANY

            PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                                  MAY 2, 1996

     The undersigned appoints each of Frank T. Curtin, Howard K. Fuguet and Paul
R. Tregurtha proxies with power of substitution to vote for the undersigned at the Annual Meeting of Stockholders called for Thursday, May 2, 1996, at 10:00 A.M., at Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, and at any adjournments, all shares of stock which the undersigned would be entitled to vote if present in accordance with their judgment upon any matters that may properly come before said meeting and to vote as specified on the reverse.

     A majority of the proxies present and acting at the meeting in person or by substitute (or if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement pertaining to the aforesaid meeting and a copy of the Company's Annual Report for the year ended December 31, 1995.

     YOUR SHARES OF CLASS A STOCK AND CLASS B STOCK, INCLUDING THOSE IF A PARTICIPANT IN THE SARP AND ESOP, ON THE REVERSE SIDE ARE DESIGNATED "CLA", "CLB", "SPA", "SPB" AND "ESA", "ESB" RESPECTIVELY.

     TO APPROVE THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN AND DATE THE BACK. YOU NEED NOT MARK ANY BOXES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     Please mark
 [X] votes as in
     this example.


 1. Election of Directors: To fix the number of Directors at ten and to elect three Directors as set forth in the Proxy Statement, Class A Stock may be voted for Messrs. Cannatelli, Nelson and Boss and Class B Stock may be voted only for Messrs. Nelson and Boss as indicated below. Holders of Class A Stock and Class B Stock who wish to provide instructions should vote such class of stock in the space indicated below.

                CLASS A STOCK:                               CLASS B STOCK:
           Cannatelli, Nelson and Boss                      Nelson and Boss                                   FOR  AGAINST  ABSTAIN
                                                                  WITHHELD          2. To ratify the appoint-
       FOR           WITHHELD                FOR                    FROM               ment of Ernst & Young
       ALL    [ __ ] FROM ALL [ __ ]        BOTH           [ __ ]   BOTH   [ __ ]      LLP as the Company's    [ __ ] [ __ ] [ __ ]
     NOMINEES        NOMINEES             NOMINEES                NOMINEES             independent accountants
For, except vote withheld from                      For, except vote withheld from     for the fisical year
the below named nominee(s)                          the below named nominee:           ending December 31, 1996

[ __ ]______________________________                [ __ ]__________________________

                                                                                                                MARK HERE
                                                                                                               FOR ADDRESS
                                                                                                                CHANGE AND [ __ ]
                                                                                                              NOTE AT LEFT

              THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES INDICATED AND FOR PROPOSAL 2.

              Note: When signing as Executor, Administrator, Trustee, Guardian, etc., and full title. (Sign exactly as name appears on this card.)